January 15, 2025

Jaco C. Folscher
Chief Executive Officer
UPAY, Inc.
3010 LBJ Freeway, 12th Floor
Dallas, TX 75234

        Re: UPAY, Inc.
            Form 10-K for the Year Ended February 29, 2024
            File No. 000-55747
Dear Jaco C. Folscher:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Technology